EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of                      by and between Trident Bancshares, Inc., a corporation organized under the laws of the State of Georgia (the “Company”), Trident National Bank, a national banking association chartered under the laws of the United States (the “Employer”), and Pin Pin Chau, a resident of the state of Georgia (the “Executive”).

RECITALS:

Effective when the Employer receives preliminary approval of its charter application from the Office of the Comptroller of the Currency (the “Effective Date”), the Company desires to continue to employ the Executive and the Employer desire to employ the Executive as the President and Chief Executive Officer of the Company and the Employer and Executive desires to accept such employment.

The Company and the Employer and the Executive desire to enter into an employment agreement to set forth the terms and conditions of the Executive’s employment.

Capitalized terms used in this Agreement without definition are defined in Section 21 of this Agreement.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.	Duties.

1.1    Position. The Executive shall be employed as the President and Chief Executive Officer of the Company, subject to the direction of the board of directors of the Company (the “Company Board”), and the President and CEO of the Employer, subject to the direction of the board of directors of the Employer (the “Employer Board”). The Executive shall perform and discharge well and faithfully the duties and responsibilities as are consistent with such positions which may be assigned to the Executive from time to time in connection with the conduct of the Company’s or the Employer’s business. The Executive’s place of business shall be in the Employer’s principal office which shall be in                     , Georgia.

1.2    Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

(a)    devote all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)    diligently follow and implement all reasonable and lawful management policies and decisions communicated to the Executive by the Company Board and the Employer Board; and

(c) timely prepare and forward to the Company Board and the Employer Board all reports and accountings as may be requested of the Executive.

2.	Term.

(a)    The term of this Agreement shall begin on the Effective Date and shall remain in effect through the third anniversary of the Effective Date. Beginning on the third anniversary of the Effective Date, and on each subsequent anniversary of the Effective Date thereafter, the term of this Agreement shall be automatically extended for a successive 12-month period unless and until any party gives written notice to the others of its or her intent not to extend the term of this Agreement with such written notice to be given not less than twelve (12) months prior to any such anniversary date, in which case the term of this Agreement shall terminate at the end of the term then in effect as of the date of such notice.

(b)    Notwithstanding any of the foregoing, the term of this Agreement shall end at such earlier date the Executive’s Termination of Employment occurs pursuant to Section 4 hereof.

3.     Compensation. The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

3.1     Base Salary. The Executive shall be compensated at an annual base rate of at least Two Hundred Fifty Thousand Dollars ($250,000) (as adjusted pursuant to this Section, the “Base Salary”). The Executive’s Base Salary shall be reviewed by the Company Board or the Employer Board at least annually for possible increases, as determined by such board based on its evaluation of the Executive’s performance. Notwithstanding the foregoing the Executive’s Base Salary will be increased at a rate that is not less than the percentage change in the Consumer Price Index for All Urban Consumers for Atlanta as reported by the U.S. Department of Labor (the “CPI-U Atlanta”), using the CPI-U Atlanta in effect on January 1,          as the baseline. The Executive’s Base Salary shall be payable in accordance with the Employer’s normal payroll practices, which shall be no less frequently than monthly.

3.2 Signing Bonus.

(a)    Nothing herein supersedes the Company’s obligation to pay to the Executive a signing bonus in the amount of One Hundred Thousand Dollars ($100,000) as set forth in that certain Services Agreement dated January 29, 2008 between the Company and the Executive.

(b)    The Executive shall be eligible to receive annual bonus compensation, as may be determined by the Company Board or the Employer Board, as applicable, based on performance measures established by such board in consultation with the Executive, pursuant to any incentive compensation program as may be adopted from time to time by such board or its designee. The annual bonus shall be earned and accrued and payable to the Executive if she is employed by the Company or the Employer on the last day of the fiscal year to which the performance measures relate.

3.3    Long-Term Incentive Compensation Stock Options. The Executive shall be entitled to long-term incentive awards, including without limitation annual stock option grants, in the discretion of the Company Board, subject to the terms of any applicable plan or award agreement without limiting the generality of the foregoing, as soon as practicable following the date the Company’s equity compensation program is adopted, subject to approval by the Company Board, the Company shall grant to the Executive a stock option to purchase Thirty Thousand (30,000) shares of the Company’s common stock. The stock option agreement shall provide that the stock option (a) shall have an exercise price equal to the fair market value of the Company’s common stock on the grant date, which is expected to be equal to the price per share at which the Company offers its stock to raise its initial capital, (b) shall vest over three (3) years in equal annual increments beginning on the first anniversary of the date the Employer opens for business, and (c) shall be an “incentive stock option,” within the meaning of Code Section 422, to the maximum extent permitted under Code Section 422. The stock option will be subject to such other terms and conditions as set forth in a separate stock option agreement approved by the Company Board.

3.4    Business Expenses; Memberships. The Company and the Employer specifically agree to reimburse the Executive for reasonable and necessary business (including travel) expenses incurred by the Executive in the performance of the Executive’s duties hereunder (including without limitation the reasonable dues and business-related expenses, exclusive of initiation fees, associated with civic and social memberships selected by the Executive and approved by the Company of the Employer); provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Company or the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

3.5    Deferred Compensation. The Executive shall be eligible to participate in the Employer’s or Company’s nonqualified deferred compensation plan, if any, as it may be in effect from time to time, in accordance with its terms and conditions.

3.6    Automobile. The Company and the Employer will provide the Executive with a mutually agreed upon automobile, and the Company and the Employer will pay for the maintenance, gasoline and insurance incurred by the Executive to operate the automobile, whether for business or personal use.

3.7    Vacation. While the Executive shall be entitled to vacation in accordance with the Employer’s or the Company’s vacation policy as the same may be in effect from time to time during the Term, the Executive will receive a minimum of four (4) weeks of vacation per full calendar year.

3.8    Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to other executive officers of the Company or other executive officers of the Employer. All such benefits shall be awarded and administered in accordance with the Company’s or the Employer’s standard policies and practices, as applicable. Such benefits may include, by way of example only, retirement, health and disability insurance benefits, sick leave and such other benefits as the Company or the Employer, as applicable, deems appropriate.

3.9    Withholding. The Company or the Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

3.10    Apportionment. Any payment by, reimbursement by, or cost to the Company or the Employer hereunder may be apportioned for accounting and other purposes by the Company and the Employer as they shall determine in their discretion; provided, however, that (a) as long as the Executive is employed by the Company and the Employer and (b) the Company and the Employer are “related companies” within the meaning of Code Section 3121(s), the Executive’s compensation that is subject to Social Security and Medicare taxes will be disbursed by a common paymaster which is either the Company or the Employer, but not both, so that no more in Social Security and Medicare taxes will be deducted from the Executive’s compensation than if the Executive was employed by a single employer.

4.	Termination; Suspension or Reduction of Benefits.

4.1    Termination of Employment. During the Term, the Executive’s Termination of Employment under this Agreement may only occur as follows;

(a)    By the Company and the Employer:

(i)    for Cause;

(ii)    without Cause (other than pursuant to paragraph (iii)) at any time, in which event the Company or the Employer shall pay the Executive, as severance, an amount equal to (A) except if Termination of Employment occurs within one (1) year after a Change in Control, two (2) times the Executive’s Base Salary in effect on the date of Termination of Employment, which amount shall be paid in substantially equal installments not less frequently than monthly over twenty-four (24) months, or (B) if Termination occurs within one (1) year after a Change in Control, a lump sum equal to 2.99 times the Executive’s Base Salary in effect on the date of Termination of Employment; or

(iii)    upon the expiration of the Disability Period.

(b)    By the Executive:

(i)    for any reason (other than pursuant to paragraph (ii)), provided that the Executive shall give the Company or the Employer sixty (60) days’ prior written notice of the Executive’s intent to effect her Termination of Employment; or

(ii)    for Good Reason, in which event the Company or the Employer shall pay the Executive, as severance, an amount equal to (A) except if Termination of Employment occurs within one (1) year after a Change in Control, two (2) times the Executive’s Base Salary as in effect on the date of Termination of Employment, which amount shall be paid in substantially equal installments not less frequently than monthly over twenty-four (24) months, or (B) if Termination occurs within one (1) year after a Change in Control, a lump sum equal to 2.99 times the Executive’s Base Salary in effect on the date of Termination of Employment.

(c)    At any time upon mutual, written agreement of the parties.

(d)    Upon expiration of the Term.

(e)    Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

4.2    Effect of Termination of Employment.

(a)    Upon Executive’s Termination of Employment hereunder for any reason; the Company and the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any Base Salary due and owing under Section 3.1 on the effective date of the Termination of Employment, any annual bonus earned and accrued under Section 3.2, any long-term compensation owed under Section 3.3, including without limitation, the right to exercise vested stock options for the period provided in the option agreement(s), reimbursement under Sections 3.4 and 3.5 of expenses incurred before the Termination of Employment, any deferred compensation and benefits owed pursuant to the terms of the plan described in Sections 3.5 and 3.8, payment for all accrued but unused vacation at a rate per unused day equal to her rate of Base Salary per business day, and payment set forth in Section 4.1, if applicable.

(b)    All payments of severance under this Agreement shall accrue from the date of Termination of Employment and shall commence no later than the sixtieth (60th) day following the Executive’s Termination of Employment, with any accrued but unpaid severance being paid on the date of the first payment. Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of Termination of Employment, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Termination of Employment, the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Company or the Employer (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum on the first (1st) day following the end of such six-month period. Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.

(c) Any purported termination of the Executive’s employment which does not rise to the level of a Termination of Employment shall not entitle the Executive to any of the payments or benefits described in Section 4.1.

(d) Any termination of the Executive’s employment by the Company or the Employer for Cause or without Cause, as applicable, shall also be deemed a termination of the Executive’s employment with the Employer or the Company, as applicable, for Cause or without Cause, as applicable, regardless of whether the Company of the Employer, as applicable, takes any separate action with respect to the Executive’s termination of employment. Any termination of the Executive’s employment with the Company or the Employer by the Executive for Good, Reason or without Good Reason shall also be deemed a termination of the Executive’s employment with the Employer or the Company, as applicable, for Good Reason or without Good Reason, as applicable, regardless of whether the Executive takes any separate action with respect to her termination of employment with the Employer or the Company, as applicable.

(e) Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4.1 or any other provision herein in contravention of the requirements of Section 2[18(k)] of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)).

4.3    Regulatory Action.

(a) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s or Company’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Company or the Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.4 of expenses incurred as of the effective date of termination.

(b) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s or the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Company or the Employer, as applicable, under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company and the Employer shall (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c) If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d) All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Company or the Employer (i) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in 13(c) of the FDIA; or (ii) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Company or the Employer when the Company or the Employer is determined by the Director to be in an unsafe and unsound condition. Any rights of the Executive that have already vested, however, shall not be affected by such action.

4.4    Parachute Payment Reduction. In no event shall any payment described in this Agreement exceed the amount permitted by Code Section 280G. Therefore, if the aggregate present value (determined in accordance with the provisions of Section 280G of the Code) of both the payments under this Agreement and all other payments to the Executive in the nature of compensation (the “Aggregate Payments”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Payments shall not be greater than an amount equal to 2.99 multiplied by the Executive’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Code. In the event the Aggregate Payments are required to be reduced pursuant to this subsection, the portions of the Aggregate Payments that would be paid latest in time will be reduced first and if multiple portions of the Aggregate Payments to be reduced are paid at the same time, any non-cash payments will be reduced before any cash payments, and any remaining cash payments will be reduced pro rata.

5.	Employer Information.

5.1    Ownership of Employer Information. All Employer Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Company or the Employer, as applicable.

5.2    Obligations of the Executive. The Executive agrees:

(a) to hold Employer Information in strictest confidence; and

(b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information.

In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Company or the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of two (2) years following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3    Delivery upon Request or Termination. Upon request by the Company and the Employer, and in any event upon the Executive’s Termination of Employment with the Company and the Employer, the Executive will promptly deliver to the Company or the Employer all property belonging to the Employer and its Affiliates (including the Company), including, without limitation, all Employer Information then in the Executive’s possession or control.

6.    Non-Competition. The Executive agrees that during the Executive’s employment by the Company and Employer hereunder, and in the event of the Executive’s Termination of Employment during the Term for any reason (other than by the Company or the Employer without Cause or by the Executive for Good Reason), for a period of one (1) year thereafter, the Executive will not (except on behalf of or with the prior written consent of the Company or the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Executive provided for the Company and the Employer.

7.    Non-Solicitation of Customers. The Executive agrees that during the Executive’s employment by the Company and the Employer hereunder, and in the event of the Executive’s Termination of Employment during the Term for any reason (other than by the Company or Employer without Cause or by the Executive for Good Reason), for a period of one (1) year thereafter, the Executive will not (except on behalf of or with the prior written consent of the Company or the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Company’s and the Employer’s customers, including prospective customers actively sought by the Company and the Employer, with whom the Executive has or had material contact during the last year of the Executive’s employment, for purposes of providing products or services that are competitive with those provided by the Company and the Employer.

8.    Non-Solicitation of Employees. The Executive agrees that during the Executive’s employment by the Company and the Employer hereunder, and in the event of the Executive’s Termination of Employment during the Term for any reason (other than by the Company or the Employer without Cause or by the Executive for Good Reason), for a period of one (1) year thereafter, the Executive will not on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Company and the Employer with whom the Executive had material contact during the last year of the Executive’s employment, whether or not such employee is a full-time employee or a temporary employee of the Company and the Employer, such employment is pursuant to written agreement, for a determined period, or at will.

9.    Remedies. The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Company and the Employer, and that irreparable loss and damage will be suffered by the Company and the Employer should the Executive breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Company and the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.

10.    Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

11.    Notice. All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Company:	Trident Bancshares, Inc. Attn: VIR NANDA 1040 Ven Villa Road Marietta, GA 30062

If to the Employer:	Trident National Bank Attn: VIR NANDA 1040 Ven Villa Road Marietta, GA 30062

If to the Executive:	Pin Pin Chau 7460 St. Marlo Country Club Parkway Duluth, GA 30097

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) one (1) business day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or the Executive’s notice address given above by giving the other parties ten (10) days’ written notice of the new address in the manner set forth above.

12.    Assignment. The rights and obligations of the Company or the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company or the Employer, as applicable, which shall be limited to legal successors or a purchaser of all or substantially all the assets of the Company or the Employer. The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.    Waiver. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

14.    Arbitration. Except as provided in Section 15 hereof, any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in a state court of                      County, Georgia, or the federal court for the                      District of Georgia. The parties agree that such shall be a proper forum in which to adjudicate such case or controversy and the parties consent to waive any objection to the jurisdiction or venue of such court(s). Unless otherwise determined by the arbitrator, each party shall be responsible for the Executive’s or its own fees and expenses (including, without limitation, attorneys’ fees); provided, however, that the Company, the Employer, and the Executive agree to share equally the arbitrator’s fees and expenses associated with the arbitration proceedings.

Executive must initial here:                                   Employer representative must initial here:

15.    Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia. The parties agree that any appropriate state court located in                      County, Georgia, or federal court for the                      District of Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with Sections 5 through 9 of this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

16.    Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

17.    Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties. Except as provided in Section 3.2, all prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

18.     Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

19.     Survival. The obligations of the Executive pursuant to Sections 5 through 17 shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections; provided, however, that if the Term expires because the Company or the Employer gives notice of nonrenewal pursuant to Section 2, Sections 6, 7 and 8 shall thereupon expire and cease to be of any force or effect.

20.     Joint and Several Liability. Except for Section 3.3, the obligations of the Company and the Employer hereunder shall be joint and several and the Executive shall be entitled to pursue either or both of the Company and the Employer to enforce any obligation owed to her hereunder.

21.     Definitions. Whenever used in this Agreement; the following terms and their variant forms shall have the meanings set forth below:

(a)    “Affiliate” shall mean any entity which controls another entity, is controlled by or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power of the outstanding equity securities of an entity.

(b)    “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c)    “Area” shall mean the geographic area within a ten (10) mile radius of the Employer’s main office located in                      County, Georgia as of the Effective Date. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement.

(d)    “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking.

(e)    “Cause” shall mean:

(i)    A material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform the Executive’s duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Company or the Employer. Such notice shall (A) specifically identify the duties that the Company Board or the Employer Board, as applicable, believes the Executive has failed to perform and (B) state the facts upon which such board made such determination;

(ii)    Conduct by the Executive that amounts to fraud, dishonesty, misappropriation, willful misconduct in the performance of the Executive’s duties and responsibilities hereunder;

(iii)    Arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive of a crime involving breach of trust or moral turpitude;

(iv)    Exhibition by the Executive of a standard of behavior within the scope of her employment that is materially disruptive to the orderly conduct of the Company’s and Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the good faith and reasonable judgment of the Company Board or the Employer Board, as applicable, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Company’s and the Employer’s best interest, that, if susceptible to cure, remains uncured ten (10) days following written notice to the Executive of such specific inappropriate behavior;

(v)    Conduct by the Executive that amounts to gross and willful insubordination, inattention to or material failure to perform the Executive’s duties and responsibilities hereunder; or

(vi)    Executive’s removal and/or permanent prohibition from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(l) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) and (g)(1)).

(f)    “Change in Control” means a “change in ownership or effective control of a corporation [the Company or the Employer], or a change in the ownership of a substantial portion of the assets of a corporation [the Company or the Employer],” within the meaning of Code Section 409A and the regulations thereunder.

(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)    “Competing Business” shall mean any entity (other than the Employer and its Affiliates, including the Company) that is conducting business that is the same or substantially the same as the Business of the Employer.

(i)    “Confidential Information” means data and information relating to the Business of the Employer and its Affiliates, including the Company (which does not rise to the status of a Trade Secret), which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and its Affiliates and which has value to the Employer and its Affiliates and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer or its Affiliates, provided that such public disclosure shall not be deemed to be voluntary when made without authorization by the Executive or any other employee of

Employer, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(j)    “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity which would constitute a disability under an accident and health plan maintained by the Company or the Employer that provides income replacement benefits or, if the Company or the Employer does not maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job with or without reasonable accommodation as a result of a physical or mental disability or infirmity.

(k)    “Disability Period” shall mean the period beginning on the date the Company or the Employer determines that the Executive is subject to a condition that constitutes a Disability and ending on either the date that is three (3) months after such determination or the date the Executive begins receiving income replacement benefits under any long-term disability policy maintained by the Employer, whichever occurs first.

(l)    “Employer Information” means Confidential Information and Trade Secrets.

(m)    “Good Reason” shall mean any of the following which occurs on or after the Effective Date:

(i)    a material diminution in the authority, responsibilities or duties of the Executive hereunder;

(ii)    a material breach of the terms of this Agreement by the Company or the Employer, which will include without limitation, any failure to pay the Executive any compensation or benefits due hereunder, or a relocation of the Executive’s office and the Company’s or the Employer’s principal office to a place that is more than twenty-five miles from the Employer’s principal office in                     , Georgia as of the date of this Agreement; or

(iii)    the failure of the shareholders of the Company or the Employer to elect or reelect the Executive as a voting member of the Company Board or the Employer Board, as applicable;

provided, however, that for a Termination of Employment by the Executive to be for Good Reason, the Executive must notify the Company or the Employer in writing of the event giving rise to Good Reason within ninety (90) days following the occurrence of the event (or, if later, thirty (30) days following the Executive’s knowledge of occurrence of the event), the event must remain uncured after the expiration of thirty (30) days following the delivery of written notice of such event by the Executive, and the Executive must resign effective no later than ninety (90) days following the Company’s or the Employer’s failure to cure the event.

(n)    “Term” shall mean the period the Agreement is in effect pursuant to Section 2.1.

(o)    “Termination of Employment” shall mean a termination of the Executive’s employment where either (i) the Executive has ceased to perform any services for the Company and the Employer and all affiliated companies that, together with the Company and the Employer, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder (collectively, the “Service Recipient”) or (ii) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than 36 months).

(p)    “Trade Secrets” means Employer or Affiliate (including the Company) information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(i)    derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(ii)    is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

Company:

TRIDENT BANCSHARES, INC.

By:
Signature

VIR NANDA
Print Name

CHAIRMAN
Title

Employer:

TRIDENT NATIONAL BANK

By:
Signature

VIR NANDA
Print Name

CHAIRMAN (In Organization)
Title

Executive:

Pin Pin Chau